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                                                                    Exhibit 18.1

[PricewaterhouseCoopers Letterhead]

                                                      PricewaterhouseCoopers LLP
                                                    999 Third Avenue, Suite 1800
                                                          Seattle, WA 98104-4098
                                                        Telephone (206) 622-8700
                                                        Facsimile (206) 398-3660

January 29, 2002

Board of Directors
Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 2300
Seattle, Washington 98104

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and issued our report thereon dated January 29, 2002. Note 1 to the financial statements describes a change in accounting principle from expensing certain timber reforestation costs after a timber stand has been established, primarily silviculture costs, to capitalizing such costs. It should be understood that the preferability of one acceptable method of accounting over another for reforestation costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP